National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, PA 19512
Attention: Gary Rhoads

Gentlemen:

         I consent to be a nominee to and to serve on the Board of Directors of National Penn Bancshares, Inc. ("NPB") and the Board of Directors of National Penn Bank ("NP Bank"). In addition, I consent to the inclusion of my name as a nominee for the Board of Directors of NPB and the Board of Directors of NP Bank in the Joint Proxy Statement/Prospectus.

                                                  Sincerely,

                                                  /s/ John W. Jacobs
                                                  --------------------
                                                  Name: John W. Jacobs